Exhibit 21.1

GLOBAL BRASS AND COPPER HOLDINGS, INC

List of Subsidiaries

Global Brass and Copper, Inc.
GBC Metals, LLC
Chase Brass, LLC*
A.J. Oster, LLC
GBC Metals Asia Pacific PTE Ltd.
Olin Industrial (Hong Kong) Limited
Olin Luotong Metals (GZ) Co., Ltd.
Chase Industries, LLC*
Chase Brass and Copper Company, LLC
A.J. Oster Foils, LLC
A.J. Oster Caribe, LLC
A.J. Oster West, LLC
A.J.O. Mexico S.A. de C.V.
A.J.O. Global Services Mexico S.A. de C.V.

* These subsidiaries were merged into Chase Brass and Copper Company, LLC in January 2017